Exhibit 21
                       DOLLAR GENERAL CORPORATION

                           List of Subsidiaries





Name of Subsidiary
State of Organization


Dolgencorp, Inc.
Kentucky


 Dolgencorp, Inc. of Texas
Kentucky


Dade Lease Management, Inc.
Delaware


Dollar General Indiana Partners
Kentucky